Exhibit 99.1

MTR GAMING GROUP ANNOUNCES SETTLEMENT OF CASH TENDER OFFER FOR ITS 9-3/4% SENIOR NOTES DUE 2010 AND COMPLETION OF SENIOR SECURED NOTES OFFERING

Chester, West Virginia (August 12, 2009) — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) announced today that it has successfully completed its previously announced offering of $250.0 million in aggregate principal amount of 12.625% senior secured notes due 2014 (the “Senior Secured Notes”).  The Senior Secured Notes were issued at 95.248% of their aggregate principal amount.  The Company also announced the completion and settlement of its previously announced offer to purchase (the “Tender Offer”) any and all of its outstanding $130,000,000 in aggregate principal amount of 9-3/4% Senior Notes due 2010 (the “Senior Notes”).

The net proceeds from the sale of the Senior Secured Notes, together with cash on hand, were used to: (i) purchase all of the Company’s Senior Notes tendered in connection with the Tender Offer and pay accrued and unpaid interest thereon and pay consent fees associated with the Company’s previously announced solicitation of consents to certain amendments to the indenture governing the Senior Notes; (ii) repay all amounts outstanding under the Company’s existing senior secured credit facility, including accrued and unpaid interest thereon; and (iii) pay consent fees associated with the Company’s previously announced solicitation of consents to certain amendments to the indenture governing the Company’s 9% Senior Subordinated Notes.

As previously announced, the Company received tenders from holders of 100% of the outstanding Senior Notes.  The complete terms and conditions of the Tender Offer are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 15, 2009.  The Tender Offer expired at 11:59 p.m., New York City time, on August 11, 2009.

The Senior Secured Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S of the Securities Act.  The Senior Secured Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements and applicable state securities laws.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities, nor shall there be any purchase of Senior Secured Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Offers of the Senior Secured Notes were made only by means of an offering circular.

Forward Looking Statements

This press release contains certain forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, regulatory matters and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

About MTR Gaming Group, Inc.

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. For more information, please visit www.mtrgaming.com.

For Additional Information Please Contact:

David R. Hughes

Corporate Executive VP and Chief Financial Officer

724-933-8122